        EXHIBIT 77(O) MORGAN STANLEY DEAN WITTER HIGH YIELD SECURITIES INC.
        10f-3 transactions for the period July 1999- March 31, 2000


                                                                       TOTAL
                                                                       ISSUED/
                                 DATE       PRICE   SHARES     % of    PRINCIPAL         PURCHASED
SECURITY                         PURCHASED  SHARE   PURCHASED  Assets  AMOUNT            BY FUND   BROKER(S)
Metromedia Fiber Networks, Inc.10 Senior Notes due 2009
                                 11/12/99 $92.201  5,000,000   0.218%  $1,010,900,000.00 0.495%    Salomon Smith Barney
Psinet Inc. 101/2% Senior Notes due 2006
                                 11/24/99 $100.00  7,000,000   0.308%  $  600,000,000.00 1.167%    Donaldson, Lufkin & Jenrette
Verio Inc. 10 5/8% Senior Notes due 2009
                                 11/16/99 $99.249  5,000,000   0.219%  $  400,000,000.00 1.250%    Salomon Smith Barney
